041595come082405.sca

                            PUBLIC SERVICE COMMISSION
                                OF WEST VIRGINIA
                                   CHARLESTON

         At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 24th day of August, 2005.

CASE NO.  04-1595-G-42T

MOUNTAINEER GAS COMPANY, doing business as ALLEGHENY POWER, a public utility.
    2004 Rate Case filing.


CASE NO. 04-1596-G-PC

MONONGAHELA POWER COMPANY and
MOUNTAINEER GAS COMPANY, both doing business as ALLEGHENY POWER; and MOUNTAINEER GAS
HOLDINGS LIMITED PARTNERSHIP.
    Joint petition for consent and approval of purchase and sale of common stock of Mountaineer Gas Company and Gas Utility Assets.


                                COMMISSION ORDER
                                ----------------

         On September 27, 2004, Mountaineer Gas Company (Mountaineer or MGC), doing business as Allegheny Power (AP), tendered for filing revised tariff sheets reflecting increased rates and charges of approximately 9.6% annually, or approximately $23,400,000, for furnishing natural gas service to approximately 205,000 customers in the Counties of Barbour, Berkeley, Boone, Braxton, Brooke, Cabell, Calhoun, Clay, Doddridge, Fayette, Gilmer, Grant, Greenbrier, Hancock, Hardy, Harrison, Jackson, Jefferson, Kanawha, Lewis, Lincoln, Logan, Marion, Marshall, Mason, McDowell, Mercer, Mineral, Mingo, Monongalia, Monroe, Ohio, Preston, Putnam, Raleigh, Randolph, Ritchie, Roane, Summers, Tucker, Tyler, Upshur, Wayne, Wetzel, Wirt, Wood and Wyoming, pursuant to Rule 42 of the Commission's Rules for the Construction and Filing of Tariffs (Tariff Rules). This filing was docketed as Case No. 04-1595-G-42T.

         Also on September 27, 2004, Monongahela Power Company (Mon Power) and Mountaineer Gas Company, each doing business as Allegheny Power, and Mountaineer Gas Holdings Limited Partnership (MGHLP), jointly filed a petition seeking the Commission's consent and approval of Mon Power's sale of Mountaineer's common stock, as well as the utility assets of West Virginia Power Gas Service (WVPGS) owned directly by Mon Power. This filing was docketed as Case No. 04-1596-G-PC.

         The procedural background of these cases may be found in the previous orders and will not be repeated herein.1

         On July 28, 2005 the Commission received a "Joint Stipulation and Agreement for Settlement" (Joint Stipulation) from Mon Power; Mountaineer; MGHLP; Commission Staff; the Commission's Consumer Advocate Division; the West Virginia Community Action Partnership; the West Virginia State Building and Construction Trades Council, AFL-CIO; and the Independent Oil and Gas Association of West Virginia.

         Accompanying the "Joint Stipulation" was a "Motion Filing Joint Stipulation, Proposing Hearing Schedule, and Requesting Expedited Ruling on Purchase and Sale of Common Stock of Mountaineer Gas Company and Gas Utility Assets of Monongahela Power Company" (Motion), regarding presentation of the Joint Stipulation during the August 23, 2005 hearing.

         On August 23, 2005, the evidentiary hearing in this case was held as previously scheduled. The parties were present and represented as follows:
Mountaineer Gas Company, dba Allegheny Power Company by Michael I. Spiker, Esq.; Mountaineer Gas Holdings Limited Partnership by Michael A. Albert, Esq.; Independent Oil & Gas Association of West Virginia, Inc. by George A. Patterson, III, Esq.; West Virginia Community Action Partnership by Jacqueline A. Hallinan, Esq.; West Virginia State Building Construction Trades Council, AFL-CIO, by Vincent Trivelli, Esq.; the Consumer Advocate Division by David A. Sade, Esq.; and Commission Staff by Chris Howard, Esq.

         Mr. Tom M. Taylor appeared as a witness for MGHLP and provided the Commission with an overview of the Joint Stipulation. Mr. Ronald A. Magnuson,

----------------------------------

    1 Previous orders in these cases were issued on: October 19, 2004; November 23, 2004; December 16, 2004; February 22, 2005; March 4, 2005; March 8, 2005;
April 1, 2005; April 29, 2005; May 24, 2005; and August 12, 2005

Vice President of Customer Services for AP, also provided testimony regarding the Stipulation. During the course of the hearing, all pre-filed testimony and the Joint Stipulation were admitted into the record.

                                   DISCUSSION
                                   ----------

         The Commission has had the opportunity to review the pre-filed testimony representing the respective parties' initial positions in this case. Additionally, the Commission has had the opportunity to review the Joint Stipulation (attached hereto).

         Under the terms of the Joint Stipulation, the common stock of Mountaineer and the gas utility assets of WVPGS will be acquired by MGHLP. Under that arrangement, Mountaineer will be the operating gas utility and will serve both its customers and those customers formerly served by Monongahela Power Company's West Virginia Power Gas Service Division.

         The assertions of the parties during the August 23, 2005 hearing, and the Commission's own review of the Joint Stipulation, indicate that the terms and conditions of the acquisition are reasonable, that no party to the acquisition is given an unfair advantage over any other party, and that the acquisition does not adversely affect the public in this state.

         In settlement of the Mountaineer rate case, the Joint Stipulation recommends proposed rates and charges producing additional base revenues of $15,296,229, or approximately a 6.3% increase in revenues on November 1, 2005, and a revenue increase of $2,000,000 on November 1, 2006. The parties to the Joint Stipulation also agreed to a $173,383,576 rate base for the test year ending December 31, 2003, and a rate filing moratorium (not to include purchased gas adjustment filings) whereby Mountaineer agrees that it will not make a general rate filing before January 1, 2009 and that no new rates and charges from any general rate filing will be implemented prior to November 1, 2009. In acknowledgment of the current high level of natural gas prices, Mountaineer will forgive, on a one-time basis, an amount equal to $11.1 million of the outstanding Actual Cost Adjustment balance of Mountaineer prior to consummation of the acquisition.

         The Commission's review of the rate aspects of the Joint Stipulation indicate that the rates contained therein represent a reasonable compromise to the positions of the parties and that the rates, and the conditions associated with the rates (e.g., the rate base and rate moratorium), are reasonable and should be approved.

         Upon its review, the Commission has determined that the Joint Stipulation resolves all outstanding issues in these cases and shall be adopted.

                                FINDINGS OF FACT
                                ----------------


         1. All parties to these cases filed a Joint Stipulation in resolution of all issues regarding the acquisition and the rate case.

         2. Under the terms of the Joint Stipulation, Mountaineer will be acquired by MGHLP.

         3. The Joint Stipulation recommends proposed rates and charges producing additional base revenues of $15,296,229 on November 1, 2005, and an increase of $2,000,000 on November 1, 2006.

                               CONCLUSION OF LAW
                               -----------------


         1. The terms and conditions of the acquisition are reasonable, no party to the acquisition is given an unfair advantage over any other party, and the acquisition does not adversely affect the public in this state.

         2. The rates contained in the Joint Stipulation represent a reasonable compromise to the positions of the parties, and the rates, and the conditions associated with the rates (e.g., the rate base and rate moratorium), are reasonable.

         3. Upon its review, the Commission has determined that the Joint Stipulation resolves all outstanding issues in these cases and shall be adopted.

                                     ORDER
                                     -----

         IT IS THEREFORE ORDERED that the Joint Stipulation filed on July 28, 2005 is hereby adopted by the Commission as the final resolution of the issues in Case Nos. 04-1595-G-42T and 04-1596-G-PC.

         IT IS FURTHER ORDERED that the parties shall abide by the terms and conditions of the Joint Stipulation.

         IT IS FURTHER ORDERED that within 10 days of the date of this order Mountaineer shall file with the Commission's Tariff Office the revised tariff sheets setting forth the rates and charges approved by this Order for the rate increase effective November 1, 2005.

         IT IS FURTHER ORDERED that Mountaineer is hereby required to file revised tariff sheets with the Commission's Tariff Office, setting forth the rate increase approved by this Order effective beginning November 1, 2006, no later than ten days prior to the effective date.

         IT IS FURTHER ORDERED that upon entry of this order this case shall be removed from the Commission's docket of open cases.

         IT IS FURTHER ORDERED that the Commission's Executive Secretary serve a copy of this order upon all parties of record by United States First Class Mail and upon Commission Staff by hand delivery.

FOR THE COMMISSION:


                                          Sandra Squire
                                          Executive Secretary



JJW/klm
041595ce.sca.wpd



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